CODE OF BY-LAWS
OF
BALDWIN & LYONS, INC.

Adopted:  November 11, 2014

ARTICLE 1

Identification

Section 1.1.         Name.  The name of the Corporation is Baldwin & Lyons, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE 2

Capital Stock

Section 2.1.         Consideration for Shares.  The Board of Directors of the Corporation may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation.  If the Corporation authorizes the issuance of shares for promissory notes or for promises to render services in the future, the Corporation shall report in writing to the shareholders the number of shares authorized to be so issued with or before the notice of the next shareholders’ meeting, unless the Corporation is subject to the Securities Exchange Act of 1934, as amended, and complies with the proxy disclosure provisions of such act.

Section 2.2.         Certificates for Shares.  The shares of the Corporation shall be represented in the form of stock certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of stock shall be comprised of uncertificated shares.  Any such resolution shall not apply to shares represented by a stock certificate unless and until the stock certificate is surrendered to the Corporation.  Notwithstanding the adoption of any resolution providing for uncertificated shares, all stock certificates of the Corporation shall be signed by the Chief Executive Officer, President, Chief Operating Officer or an Executive Vice President and attested by the Secretary or an Assistant Secretary, certifying the number of shares owned by such shareholder and such other information as may be required by law.  The form of the stock certificate shall be prescribed by resolution of the Board of Directors.

Section 2.3.         Record Holders.  The Corporation has two classes of common shares. Class A (voting) and Class B (non-voting) shares, which shares are identical except for voting rights.  The Corporation shall be entitled to treat the person in whose name any share of stock of the Corporation, or any warrant, right or option to acquire stock of the Corporation, is registered in the records of the Corporation as the owner thereof for all purposes, including, but not limited to, receiving dividends, and (as to Class A Stock only) vote as such owner, and shall not be bound to recognize any equitable or other claim to, or interest in, such share, warrant, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, except as may be expressly provided otherwise by law, the Articles of Incorporation, or these By-Laws.  In no event shall any transferee of shares of the Corporation become a shareholder of the Corporation until express notice of the transfer shall have been received by the Corporation.

Section 2.4.         Transfer of Shares.  Except as otherwise provided by law, transfers of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the record owner thereof in person, or by such owner’s legal guardian or personal representative, or by such owner’s attorney-in-fact thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or the Corporation’s transfer agent, upon payment of any and all taxes thereon and surrender to the Secretary of the Corporation of the certificate or certificates for such shares, properly endorsed by the holder thereof or accompanied by the proper evidence of succession, assignment or authority to transfer satisfactory to the Corporation.  No restriction on the transfer or registration of transfer of shares of stock of the Corporation shall be enforceable against a holder or transferee of such shares who has no knowledge of such restriction, unless such restriction (i) is permitted by the Act and all other applicable laws, and (ii) is noted conspicuously on the front or back of the certificates for such shares, or is contained in the information statement required by the Act with respect to any shares issued without certificates.

Section 2.5.         Lost, Destroyed and Stolen Certificates.  The holder of any shares shall immediately notify the Corporation if a certificate therefor shall be lost, stolen, destroyed, or mutilated beyond recognition, and the Corporation may issue a new certificate in the place of any certificate theretofore issued by it which is alleged to have been lost, stolen, destroyed or mutilated beyond recognition; provided, however, that the Chief Financial Officer or Secretary may, in his/her discretion, require the owner of the certificate which is alleged to have been lost, stolen, destroyed or mutilated beyond recognition, or such owner’s legal representative, to (i) furnish an affidavit as to such loss, theft or destruction, (ii) give the Corporation a bond with such surety or sureties, and in such sum, as it may direct, to indemnify the Corporation and its Directors and officers against any claim that may be made against it or any of them on account of the issuance of such new certificate in place of the allegedly lost, stolen, destroyed or mutilated certificate, and/or (iii) satisfy other reasonable requirements imposed by the Board of Directors.  The Chief Financial Officer or Secretary may, however, if he/she so chooses, refuse to issue any such new certificate except pursuant to the order of a court having jurisdiction in such matter.

ARTICLE 3

Meetings of Shareholders

Section 3.1.         Annual Meeting.  The annual meeting of the Shareholders for the election of Directors, and for the transaction of such other business as may properly come before the meeting shall be held on the first Tuesday in May of each year, or on such other date twelve (12) business days prior to or following this date as may be designated by the Board of Directors.  Failure to hold the annual meeting at the designated time shall not affect the validity of any corporate action.

Section 3.2.         Special Meetings.  Special meetings of the shareholders may be called by the Chief Executive Officer, Executive Chairman, the Board of Directors, or by the holders of at least twenty-five percent (25%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting upon delivery to the Corporation's Secretary of one or more written demands, signed and dated, describing the purpose or purposes for which it is to be held.

Section 3.3.         Place of Meetings.  As provided in the Articles of Incorporation, meetings of shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective calls, notice of the meeting, or waiver of notice thereof.

Section 3.4.         Notice of Meetings.  Written or electronic notice of each shareholders' meeting stating the date, time, and place and, for a special meeting, the purpose(s) for which the meeting is called, shall be given by the Corporation not less than ten (10) (unless a greater period of notice is required by law in a particular case) nor more than sixty (60) days prior to the date of the meeting, to each shareholder of record, to the shareholder's address as it appears on the current record of shareholders of the Corporation.

Section 3.5.         Addresses of Shareholders.  The address of any shareholder appearing upon the records of the Corporation shall be deemed to be the same address as the latest address of such shareholder appearing on the records maintained by the transfer agent for the class of stock held by such shareholder.

Section 3.6.         Waiver of Notice.  Notice of any meeting may be waived in writing by any shareholder if the waiver sets forth in reasonable detail the time and place of the meeting and the purposes thereof.  Attendance at any meeting, in person or by proxy, if the proxy sets forth in reasonable detail the purposes of such meeting, shall constitute a waiver of notice of such meeting.

Section 3.7.         Voting at Meetings.

(a) Voting Rights.  Except as may be otherwise provided in the Articles of Incorporation, every shareholder of Class A shares shall have the right at all meetings of the shareholders to one vote for each share standing in his name on the books of the Corporation on the record date for such meetings.  Class B shares shall have no voting rights except as required by the Act.

(b) Quorum and Action.  The persons owning a majority of the stock of this Corporation entitled to vote at such meeting shall constitute a quorum at any meeting or shareholders, and be capable of transacting any business thereof, except when otherwise especially provided by law or by the Articles of Incorporation of this Corporation; but if, at any meeting of the shareholders, there be less than a quorum present, a majority in interest of the shareholders present in person or by proxy may adjourn from time to time without notice other than by announcement at the meeting until the holders of the amount of stock requisite to constitute a quorum shall attend.  At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

(c) Proxies.  A shareholder entitled to vote at any meeting of shareholders may vote either in person or by proxy, executed in writing by the shareholder ~~of~~ or a duly authorized attorney-in-fact of such shareholder.  (For purposes of this section, a proxy granted by any means acceptable to the Corporation, including, but not limited to, electronic means, shall be deemed “executed in writing by the shareholder”.)  No proxy shall be voted at any meeting of shareholders unless the same shall be filed with the Secretary of the meeting at the commencement thereof.  The general proxy of a fiduciary shall be given the same effect as the general proxy of any other shareholder.  No proxies shall be valid after eleven (11) months from the date or execution unless a longer term is expressly provided therein.

No share shall be voted at any meeting:

(a)	which shall have been transferred on the books of the Corporation within ten (10) days next preceding the date of the meeting; or
(b)	which belongs to the Corporation.

Section 3.8.         Voting List.  The Secretary shall make, at least five (5) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of each and the number of shares held by each, which list, for the period of five (5) days prior to such meeting, shall be kept on file at the principal office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours.  Such a list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder during the whole time of the meeting.

Section 3.9.         Conduct of Meetings.  Shareholder’s meetings, including the order of business, shall be conducted in accordance with Roberts’ Rules of Order, Revised, except insofar as the Articles of Incorporation, this Code of By-Laws, or any rule adopted by the Board of Directors of shareholders may otherwise provide.  The shareholders may, by affirmative vote of a majority of the shareholders in attendance at any given meeting, waive the requirement of this section.  Such waiver shall not preclude any shareholder from invoking the requirements of this section at any subsequent meeting.

ARTICLE 4

The Board of Directors
    Section 4.1.         Duties and Qualifications. The business and affairs of the Corporation shall be managed by a Board of Directors, none of whom need be shareholders of the Corporation.

Section 4.2.         Number and Terms of Office.  There shall be as many as fifteen (15) but no less than nine (9) Directors of the Corporation, who shall be elected at each annual meeting of the shareholders, to serve for a term of one (1) year and until their successors shall be chosen and qualified, or until removal, resignation or death.  If the annual meeting of the shareholders is not held at the time designated in these By-Laws, such failure shall not cause any defect in the existence of the Corporation, and the Directors then in office shall hold over until their successors shall be chosen and qualified.

Section 4.3.         Management and Committees.

(a) All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its Board of Directors, subject to any limitations set forth in the Articles of Incorporation.

(b) The Board of Directors may appoint one or more committees from among its members as it determines to be necessary.  Each committee may have one (1) or more members, who shall serve at the pleasure of the Board of Directors.  The creation of a committee and the appointment of members to it must be approved by the greater of a majority of all of the Directors in office when the action is taken, or the number of Directors required by the Articles of Incorporation or these By-Laws to take action under the Act.  Committees shall have such authority and duties as are specified in the charter establishing such committee as specifically adopted by the Board of Directors.

(c) Except to the extent inconsistent with the foregoing provisions of this Section or with the resolutions of the Board of Directors creating a committee, the provisions of these By-Laws which govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors apply to each committee and its members, as if the committee constituted the full Board of Directors.

Section 4.4.         Annual and Regular Meetings.  Unless otherwise agreed upon, the Board of Directors shall meet each year, immediately following the annual meeting of the shareholders, at the place where such meeting of shareholders was held, for consideration of any other business which may be brought before the meeting.  No notice shall be necessary for the holding of this annual meeting.

Section 4.5.         Special Meetings.  Other meetings of the Board of Directors may be held regularly pursuant to a resolution of the Board to such effect or may be held upon the call of the Chief Executive Officer, Executive Chairman of the Board of Directors, or of any two (2) members of the Board and upon twenty-four (24) hours notice specifying the time, place and general purposes of the meeting, given to each Director, either personally or by mail, facsimile or telephone.  No notice shall be necessary for any regular meeting and notice of any other meeting may be waived in writing.  Attendance at any such meeting shall constitute waiver of notice of such meeting.  Pursuant to Indiana law, the Board of Directors is authorized to conduct meetings by telephone or teleconference at which all Directors participating may simultaneously hear each other during the meeting.  A Director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 4.6.         Action Without a Meeting.  Any action which may be taken at any meeting of the Board, may be taken without a meeting, if prior to such action a written consent to such action is signed by all members of the Board and such consent is filed with the minutes of proceedings of the Board.

Section 4.7.         Quorum and Action.  One-third (1/3rd) of the whole Board of Directors (but in no case less than two (2) Directors) shall be necessary to constitute a quorum for the transaction of any business, except the filing of vacancies and the act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law, the Articles of Incorporation, or this Code of By-Laws.

Section 4.8.         Vacancies. Any vacancy in the Board of Directors caused by death, resignation, incapacity or increase in the number of Directors may be filled by a majority vote of all the remaining members of the Board of Directors.  Shareholders shall be notified of any increase in the number of Directors and the name, address, principal occupation and other pertinent information about any Directors elected by the Board to fill any vacancy in the next mailing sent to the shareholders following any such increase or election.  Vacancies on the Board of Directors occasioned by removal of a Director shall be filled by a vote of the shareholders entitled to vote thereon at an annual or special meeting thereof.  Any Director so elected by the Board of Directors or by the shareholders shall hold office until the next annual or special meeting of shareholders and until his successor shall be elected and qualified.

Section 4.9.         Resignation and Removal.  A Director may resign at any time by delivering written notice to the Board of Directors, the Executive Chairman, Chief Executive Officer, or Secretary of the Corporation, which resignation shall be effective when such notice is delivered, unless such notice specifies a later effective date.  A Director may be removed, with or without cause, by the shareholders of the Corporation as provided in the Articles of Incorporation only at a meeting of the shareholders called for the purpose of removing the Director, the notice of which shall state that the purpose or one of the purposes of the meeting shall be to remove the Director.

Section 4.10.       Compensation of Directors.  The Board of Directors is empowered and authorized to fix and determine the compensation of the Directors.  Except as determined by the Board of Directors, members of the Board of Directors shall receive no compensation for acting in such capacity.

Indemnification. The Corporation shall, to the fullest extent permitted by Sections 1 through 13 of Indiana Code Ch. 23-1-37 (i) indemnify any person who is or was a Director, Officer or Employee of the Corporation (and the heirs and legal representatives thereof) against expenses (including attorneys’ fees), judgments, fines, and penalties and amounts paid in settlement resulting from any action, suit or proceeding threatened or brought against such person by reason of such person’s serving in such position or serving another enterprise in any capacity at the request of the Corporation, and (ii) pay for or reimburse the reasonable expenses incurred by such person in advance of the final disposition of the action, suit or proceeding.

ARTICLE 5

Officers of the Corporation

Section 5.1.         Election, Qualification and Term of Office.  The offices of the Corporation shall consist of a Chief Executive Officer (also “CEO” herein), a Chief Financial Officer (also “CFO” herein), Chief Operating Officer, a President, an Executive Chairman, one (1) or more Executive Vice Presidents, one (1) or more Senior Vice Presidents, one (1) or more Vice Presidents, a Secretary, a Treasurer and such assistant officers as the CEO shall designate.  The CEO and the Executive Chairman will be appointed by the Board of Directors. The CFO will be appointed jointly by both the CEO and the Strategic Planning Committee of the Board of Directors. All other officers will be appointed by the CEO. Any two (2) or more offices may be held by the same person, except the duties of the President and the Secretary shall not be performed by the same person.  If required to do so by law, at the board meeting following action by the CEO, the Board of Directors will elect each officer, (other than assistant officers), as appointed by the CEO. Such officers will remain in their positions at the sole discretion of the CEO.

Section 5.2.        Vacancies.  Whenever any vacancies shall occur in any of the offices of the Corporation (other than CEO and Executive Chairman) for any reason, the same may be filled by the CEO.

Section 5.3.        Resignation and Removal.  Any officer other than the CEO may resign at any time by delivering notice to the CEO of the Corporation, such resignation shall be effective upon delivery or such later date, as specified in the resignation, upon the condition that the CEO concurs with the delayed resignation.  If the CEO does not concur, the resignation shall be at a date established by the CEO.  The CEO may resign by providing notice to the Board of Directors. The CEO and Executive Chairman may be removed, either with or without cause, at any time by majority vote of the entire Board of Directors.  Any other officer may be removed, with or without cause, at the discretion of the CEO. The resignation or removal of an officer does not affect the Corporation’s contract rights, if any, with the officer.

Section 5.4.        Compensation.  Each officer, determined by law to be included in the proxy statement of the Corporation shall receive such compensation for his service as set by the CEO and approved by the Board of Directors. The CEO’s compensation shall be set by the Board of Directors, duly recorded.

Section 5.5.        The Executive Chairman. The Executive Chairman shall preside at all meetings of the Board and shareholders, and shall have such other powers and duties as this Code of By-Laws or the Board of Directors may prescribe.

Section 5.6         The Chief Executive Officer.  Subject to the general control of the Board of Directors, the Chief Executive Officer shall manage and supervise all the affairs and personnel of the Corporation and shall discharge all the usual functions of the Chief Executive Officer of a Corporation.

Section 5.7.        The President:    Shall perform the duties as outlined and as defined by the CEO. The President shall perform the duties of the CEO in the CEO’s absence or disability, such powers granted by the CEO, or in the case of disability, as granted by the Board of Directors.

Section 5.8         Chief Operating Officer.  Shall perform the duties as outlined by the CEO.

Section 5.9         Chief Financial Officer.  The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as the CEO may prescribe.  The Chief Financial Officer is also responsible for financial planning and record keeping as well as financial reporting to the Board of Director, Committees of the Board of Directors, senior management and various regulatory authorities.

Section 5.10       Executive Vice Presidents.  The Executive Vice Presidents shall, in the order determined by the CEO, have all the powers of and perform all the duties incumbent upon the President and/or Chief Operating Officer during any absence or disability, assist the CEO, COO and President in supervising the operations of the Corporation and, subject to the direction of the CEO, COO and/or President, shall manage and supervise certain operations of the Corporation.

Section 5.11       Senior Vice Presidents and Vice Presidents.  The Senior Vice Presidents and Vice Presidents shall, have all such other powers and duties as the CEO may prescribe.

Section 5.12       The Secretary.  The Secretary shall serve at the direction of the CEO, COO and/or President, attend all meetings of the shareholders and of the Board of Directors, and keep, or cause to be kept, in a book provided for the purpose, a true and complete record of the proceedings of such meeting, and he shall perform a like duty, when required, and/or when necessary, for all standing committees appointed by the Board of Directors.  He/she shall attest the execution of all deeds, leases, agreements and other official documents and shall affix the corporate seal thereto.  He/she shall attend to the giving and serving of all notices of the Corporation required by this Code of By-Laws, shall have custody of the books (except books of account), records and corporate seal of the Corporation, and in general shall perform all duties pertaining to the office of Secretary and such other duties as the CEO, President and/or COO shall prescribe and as the Code of By-Laws or the Board of Directors may prescribe.

Section 5.13       The Treasurer.  The Treasurer shall serve at the direction of the CEO and CFO and keep correct and complete records of accounts, showing accurately at all times the financial condition of the Corporation.  He/she shall have charge and custody of, and be responsible for, all funds, notes, securities and other valuables which may from time to time come into the possession of the Corporation.  He/she shall deposit, or cause to be deposited, all funds of the Corporation with such depositories as the CEO, President and CFO requires, or whenever required, provide a statement of the financial condition of the Corporation, and in general shall perform all duties pertaining to the office of Treasurer and such other duties as the CEO, President and CFO or this Code of By-Laws or the Board of Directors may prescribe.

Section 5.14       Assistant Officers.  Such assistant officers as the CEO shall from time to time designate, shall have such powers and duties as the officers whom they are designated to assist shall specify and delegate to them, and such other powers and duties the CEO may prescribe.  An Assistant Secretary may, in the absence or disability of the Secretary, attest the execution of all documents by the Corporation and affix the corporate seal thereto.

Section 5.15      Delegation of Authority.  In case of the absence or inability to act of any officer of the Corporation, other than the CEO, the CEO may delegate for the time being the duties of such officer to any other officer or to any director.  In case of the absence or inability to act of the CEO, the Board of Directors may delegate for the time being the duties of such officer to any other officer or to any director.

ARTICLE 6

Execution of Documents and Other Actions on

Behalf of the Corporation

Section 6.1        Execution of Documents in the Ordinary Course of Business.  Unless otherwise required by law or otherwise directed by the Board of Directors, all written contracts and agreements into which the Corporation enters in the ordinary course of its business shall be executed on behalf of the Corporation by any officer of the Corporation or by any other employee or agent of the Corporation expressly authorized by the CEO to execute any such documents.

Section 6.2       Execution of Documents Outside the Ordinary Course of Business.  Unless otherwise required by law or otherwise directed by the Board of Directors, all deeds, mortgages, deeds of trust, notes, assignments and other instruments made by the Corporation and all written contracts and agreements entered into by the Corporation, other than those contracts and agreements entered into in the ordinary course of its business, shall be executed on behalf of the Corporation by the Chief Executive Officer or the Chief Financial Officer and, when required, attested by the Secretary or an Assistant Secretary of the Corporation. However, the Board of Directors may expressly authorize by resolution any officer, employee, or agent of the Corporation to execute any such deed, mortgage, assignment, instrument, contract or agreement on behalf of the Corporation singly and without the necessity of any additional execution or attestation by any other officer of the Corporation.

Section 6.3       Execution and Endorsement of Checks and Drafts.  Unless otherwise required by law, all checks, drafts, bills of exchange and other orders for the payment of money (other than notes) by or to the Corporation shall be executed or endorsed on behalf of the Corporation by any two of the following duly elected officers of the Corporation: Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Executive Vice President, Treasurer or Secretary.  However, the Chief  Executive Officer, or Chief Financial Officer may expressly authorize in writing any one or more officers or other employees of the Corporation to execute or endorse any checks, drafts, or other orders for the payment of money on behalf of the Corporation, singly and without any additional signature, endorsement or attestation by any other officer of the Corporation.

Section 6.4       Voting of Shares Owned by the Corporation.  The Board of Directors is empowered and authorized to appoint any person to vote in person or by proxy any shares of another corporation standing in the name of the Corporation at any meeting of the Shareholders of such other corporation.  If the Board of Directors makes no such appointment with respect to any such meeting, the shares may be voted in person or by proxy by the Chief Executive Officer, or, in the absence of the Chief Executive Officer, the President, Chief Operating Officer, any Executive Vice President, the Secretary or the Treasurer of the Corporation.

ARTICLE 7

Miscellaneous

Section 7.1       Amendments.  Subject to law and the Articles of Incorporation, the power to make, alter, amend or repeal all or any part of this Code of By-Laws is vested in the Board of Directors.  The affirmative vote of a majority of all the Directors shall be necessary to affect any such changes in this Code of By-Laws.

Section 7.2       Corporate Seal.  The seal of the Corporation shall be circular in form with the name of the Corporation around the top of its periphery, the word “Indiana” around the bottom of its periphery, and the word “Seal” through the center. The absence of the impression of the corporate seal from any document shall not affect in any way the validity or effect of such document.

Section 7.3       Fiscal Year.  The fiscal year of the Corporation commences on the first (1st) day of January and ends on the thirty-first (31st) day of December of each year.

Section 7.4       Definitions.  When used in these By-Laws, the following terms shall have the meanings set forth below:

“Act” means the Indiana Business Corporation Law, as then in effect and as amended from time to time.

“Articles of Incorporation” means the Articles of Incorporation of the Corporation as then in effect and as amended from time to time.

Section 7.5       Conflicts and Inconsistencies with the Act.  These By-Laws constitute “bylaws” within the meaning of, and as subject to and governed by, the Act.  In the event that any provision of these By-Laws is prohibited by any provision of the Act or is in direct conflict or inconsistent with any provision of the Articles of Incorporation, such provision of the Act or the Articles of Incorporation, as the case may be, shall be controlling, but such conflict or inconsistency shall not impair, nullify or otherwise affect the remaining terms and provisions of these By-Laws, which shall remain in full force and effect.  If any provision of these By-Laws is inconsistent with, or different than, any non-mandatory provision of the Act, the provision of these By-Laws shall be controlling.

Section 7.6       Construction.  The headings of Articles, Sections and paragraphs in these By-Laws are for descriptive purposes only and shall not control, alter, or otherwise affect the meaning, scope or intent or any provision of these By-Laws.  Except as expressly provided otherwise in these By-Laws, any reference to an Article or Section shall mean and refer to an Article or Section of these By-Laws.  Except where the context of their use clearly requires a different interpretation, singular terms shall include the plural, and masculine terms shall include the feminine or neuter, and vice versa, to the extent necessary to give the defined terms or other terms used in these By-Laws their proper meanings.  The terms, “herein,” “hereof,” “hereunder,” “hereto,” “hereinafter,” “hereinbefore,” and similar words, wherever they appear in these By-Laws, shall mean and refer to these By-Laws in their entirety and not to any specific Article, Section, or paragraph of these By-Laws, unless the context of their use clearly requires a different interpretation.

Section 7.7       Severability.  Any provision of these By-Laws, or any amendment or alteration hereof, which is determined to be in violation of the Act shall in no way render any of the remaining provisions invalid.